Exhibit 10.9

AMENDED AND RESTATED

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made as of the 31st day of December, 2008, between ACNB Corporation (“Corporation”), a Pennsylvania business corporation having a place of business at 16 Lincoln Square, Gettysburg, Pennsylvania, 17325, ADAMS COUNTY NATIONAL BANK (“Bank”), a national banking association having a place of business at 16 Lincoln Square, Gettysburg, Pennsylvania, 17325, and Thomas A. Ritter (“Executive”), an individual residing in Pennsylvania.

WITNESSETH:

WHEREAS, Corporation is a registered financial holding company;

WHEREAS, Bank is a subsidiary of the Corporation;

WHEREAS, Executive, Corporation and Bank entered into an employment agreement dated July 3, 2006 (“2006 Employment Agreement”); and,

WHEREAS, Executive, Corporation and Bank wish to amend and restate the 2006 Employment Agreement to reflect changes made in the final Treasury Regulations promulgated under the Internal Revenue Code of 1986 as amended (“Code”) Section 409A.

AGREEMENT:

NOW, THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

1.                                       Employment.   Corporation and Bank hereby employ Executive and Executive hereby accepts employment with Corporation and Bank, under the terms and conditions set forth in this Agreement.

2.                                       Duties of Executive.  Executive shall serve as the President and Chief Executive Officer of Bank and Corporation and as a member of the Boards of Directors of Corporation and Bank, reporting only to the Boards of Directors.  Executive shall have such other duties and hold such other titles as may be given to him from time to time by the Boards of Directors of Corporation and Bank provided that such duties are consistent with the Executive’s position as President and Chief Executive Officer of Bank and Corporation.

3.                                       Engagement in Other Employment.  Executive shall devote all of his working time, ability and attention to the business of the Corporation, Bank and/or their subsidiaries or affiliates, during the term of this Agreement.  The Executive shall notify the Boards of Directors of Corporation and Bank in writing before the Executive engages in any other business or commercial duties or pursuits, including but not limited to, directorships of other companies.  Under no circumstances may the Executive engage in any business or commercial activities, duties or pursuits which compete with the business or commercial activities of the Corporation, Bank and/or any of their subsidiaries or affiliates, nor may the Executive serve as a director or officer or in any other capacity in a company which competes with the Corporation, Bank and/or any of their subsidiaries or affiliates.  Executive shall not be precluded, however, upon written notification to the Boards of Directors, from engaging in voluntary or philanthropic endeavors, from engaging in activities designed to maintain and improve his professional skills, or from engaging in activities incident or necessary to personal investments, so long as they are, in the Boards’ reasonable opinion, not in conflict with or detrimental to the Executive’s rendition of services on behalf of the Corporation, Bank and/or any of their subsidiaries or affiliates.

4.                                       Term of Agreement.

(a)                                  This Agreement shall be for a three (3) year period (the “Employment Period”) beginning on the date first written above, and if not previously terminated pursuant to the terms of this Agreement, the Employment Period shall end three (3) years later (the “Initial Term”).  The Employment Period shall be extended automatically for one (1) additional year on the first annual anniversary date of the commencement of the Initial Term (the date first above written), and then on each anniversary date of this Agreement thereafter, unless any of Corporation, Bank or Executive gives contrary written notice to the other(s) not less than one hundred eighty (180) days before any such anniversary date so that upon the anniversary date if notice had not been previously given as provided in this Section 4(a), the Employment Period shall be and continue for a three (3) year period thereafter.  References in the Agreement to “Employment Period” shall refer to the Initial Term of this Agreement and any extensions to the Initial Term of this Agreement.  It is the intention of the parties that this Agreement be “Evergreen” unless (i) either party gives written notice to the other party of his or its intention not to renew this Agreement as provided above or (ii) this Agreement is terminated pursuant to Section 4(b) hereof.

(b)                                 Notwithstanding the provisions of Section 4(a) of this Agreement, this Agreement shall terminate automatically for Cause (as defined herein) upon written notice from the Board of Directors of each of Corporation and Bank to Executive.  As used in this Agreement, “Cause” shall mean any of the following:

(i)                                     Executive’s conviction of or plea of guilty or nolo contendere to a felony, a crime of falsehood or a crime involving moral turpitude, or the actual incarceration of Executive for a period of twenty (20) consecutive days or more;

(ii)                                  Executive’s failure to follow the good faith lawful instructions of the Board of Directors of Corporation or Bank with respect to its operations, after written notice from Corporation or Bank and a failure to cure such violation within  thirty (30) days of said written notice;

(iii)                               Executive’s willful failure to substantially perform Executive’s duties to Corporation or Bank, other than a failure resulting from Executive’s incapacity because of physical or mental illness, as provided in subsection (d) of this Section 4, after written notice from Corporation or Bank and a failure to cure such violation within thirty (30) days of said written notice;

(iv)                              Executive’s intentional violation of the provisions of this Agreement, after written notice from Corporation or Bank and a failure to cure such violation within thirty (30) days of said written notice;

(v)                                 dishonesty or gross negligence of the Executive in the performance of his duties;

(vi)                              Executive’s removal or prohibition from being an institutional-affiliated party by a final order of an appropriate federal banking agency pursuant to Section 8(e) or 8(g) of the Federal Deposit Insurance Act or by the Office of the Comptroller of the Currency pursuant to national law;

(vii)                           conduct by the Executive as determined by an affirmative vote of seventy-five percent (75%) of the disinterested members of the Board of Directors of Corporation or Bank which brings public discredit to Corporation or Bank and which results or may be reasonably expected to result in material financial or other harm to the Corporation or Bank;

(viii)                        Executive’s breach of fiduciary duty involving personal profit;

(ix)                                unlawful harassment by the Executive against employees, customers, business associates, contractors, or vendors of Corporation or Bank which results or may be reasonably expected to result in material liability to Corporation or Bank, as determined by an affirmative vote of seventy-five percent (75%) of the disinterested independent members of the Board of Directors of Corporation or Bank, following an investigation of the claims by a third party unrelated to the Corporation or Bank chosen by the Executive, Corporation and Bank.  If the Executive, Corporation and Bank do not agree on said third party, then as chosen by an affirmative vote of seventy-five percent (75%) of the disinterested independent members of the Board of Directors of the Corporation;

(x)                                   the willful violation by the Executive of the provisions of Sections 9, 10 or 11 hereof, after written notice from the Corporation or Bank and a failure to cure such violation within thirty (30) days of said written notice;

(xi)                                the willful violation of any law, rule or regulation governing banks or bank officers or any final cease and desist order issued by a bank regulatory authority;

(xii)                             theft or abuse by Executive of the Corporation’s or Bank’s property or the property of Corporation’s or Bank’s customers, employees, contractors, vendors, or business associates;

(xiii)                          any act of fraud, misappropriation or personal dishonesty;

(xiv)                         insubordination as determined by an affirmative vote of seventy-five percent (75%) of the Board of Directors of Corporation or Bank, after written notice from the Corporation or Bank and a failure to cure such violation within thirty (30) days of said written notice; or,

(xv)                            the existence of any material conflict between the interests of the Corporation or Bank and the Executive that is not disclosed in writing by the Executive to the Corporation and Bank and approved in writing by the Boards of Directors of Corporation and Bank.

(xvi)                         Before taking any vote under subparagraphs (vii), (ix) or (xiv) above, all which require notice, Executive shall be entitled to appear before the Boards and present Executive’s position as to any issues about which Executive has been notified by the Boards in writing.  Such appearance shall be within a reasonable period of time following written notice to Executive of the issues but in no event longer than thirty (30) days after the date of said written notice.

If this Agreement is terminated for Cause, all of Executive’s rights under this Agreement shall cease as of the effective date of such termination, except for the rights under Paragraph 19 hereof with respect to arbitration.

(c)                                  Notwithstanding the provisions of Section 4(a) of this Agreement, this Agreement shall terminate automatically upon Executive’s voluntary termination of employment (other than in accordance with Section 6 of this Agreement) for Good Reason.  The term “Good Reason” shall mean (i) the assignment of duties and responsibilities inconsistent with Executive’s status as President and Chief Executive Officer of Bank and Corporation, (ii) a reassignment which requires Executive to move his principal residence or his office more than fifty (50) miles from the Corporation’s and Bank’s principal executive office immediately prior to this Agreement, (iii) any removal of the Executive from office or any adverse change in the terms and conditions of the Executive’s employment, except for any termination of the Executive’s employment under the provisions of Section 4(b) hereof, (iv) any reduction in the Executive’s Annual Base Salary as in effect on the date hereof or as the same may be increased from time to time, or (v) any failure of Corporation and Bank to provide the Executive with benefits at least as favorable as those enjoyed by the Executive during the Employment Period under any of the pension, life insurance, medical, health and accident, disability or other employee plans of Corporation and Bank, or the taking of any action that would materially reduce any of such benefits unless such reduction is part of a reduction applicable to all employees.

Executive shall, within ninety (90) days of the occurrence of any of the foregoing events, provide notice to Corporation and Bank of the existence of the condition and provide Corporation and Bank thirty (30) days in which to cure such condition.  In the event that Corporation and Bank do not cure the condition within thirty (30) days of such notice, Executive may resign from employment for Good Reason by delivering written notice (“Notice of Termination”) to Corporation and Bank.

If such termination occurs for Good Reason, then Corporation or Bank shall pay Executive an amount equal to the greater of the remaining balance of the Agreed Compensation, as defined in subsection 4(g), otherwise due to the Executive for the remainder of the then existing Employment Period or 2.0 times the Executive’s Agreed Compensation, payable in twenty-four (24) equal monthly installments and shall be subject to federal, state and local tax withholdings.  In addition, for a period of two (2) years from the date of termination of employment, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive during the two (2) years prior to his termination of employment, or, if Corporation and Bank cannot provide such benefits because Executive is no longer an employee, Corporation and Bank shall reimburse Executive in an amount equal to the monthly premium paid by him to obtain substantially similar employee benefits which he enjoyed prior to termination, subject to Code Section 409A if applicable.

However, in the event the payment described herein, when added to all other amounts or benefits provided to or on behalf of the Executive in connection with his termination of employment, would result in the imposition of an excise tax under Code Section 4999, Corporation or Bank will pay to Executive an additional cash payment (“Gross-up Payment”) in an amount such that the after-tax proceeds of such Gross-up Payment (including any income tax or excise tax on such Gross-up Payment) will be equal to the amount of the excise tax.  Notwithstanding any other provision, in the event that Executive is determined to be a specified employee as that term is defined in Section 409A of the Code, no payment that is determined to be deferred compensation subject to Section 409A of the Code shall be made until one (1) day following six (6) months from the date of separation of service as that term is defined in Section 409A of the Code.

(d)                                 Notwithstanding the provisions of Section 4(a) of this Agreement, this Agreement shall terminate automatically upon Executive’s Disability and Executive’s rights under this Agreement shall cease as of the date of such termination; provided, however, that Executive shall nevertheless be entitled to receive an amount equal to and no greater than seventy-five percent (75%) of the Executive’s Agreed Compensation as defined in subsection (g) of this Section 4, less amounts payable under any disability plan of Corporation and Bank, until the earliest of  (i)  Executive’s return to employment, (ii) his attainment of age sixty-five (65),  (iii) his death, or (iv) the end of the then existing Employment Period.  In addition, Executive shall receive for such period a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive during the two (2) years prior to his disability, or, if Corporation and Bank cannot provide such benefits because Executive is no longer an employee, Corporation and Bank shall reimburse Executive in an amount equal to the monthly premium paid by him to obtain substantially similar employee benefits which he enjoyed prior to termination, subject to Code Section 409A if applicable.  For purposes of this Agreement, the Executive shall have a Disability if, the Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months or the Executive is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Corporation and Bank.  The Executive shall have no duty to mitigate any payment provided for in this Section 4(d) by seeking other employment.

(e)                                  In the event that Executive terminates his employment without Good Reason as defined in Section 4(c), all of Executive’s rights under this Agreement shall cease as of the effective date of such termination, except for the rights under Paragraph 19 hereof with respect to arbitration.

(f)                                    Executive agrees that in the event his employment under this Agreement is terminated, Executive shall resign as a director of Corporation and Bank, or any affiliate or subsidiary thereof, if he is then serving as a director of any of such entities.

(g)                                 The term “Agreed Compensation” shall equal the sum of (i) the Executive’s highest Annual Base Salary under the Agreement, and (ii) the average of the Executive’s annual bonuses with respect to the three (3) calendar years immediately preceding the Executive’s termination.

5.                                       Employment Period Compensation.

(a)                                  Annual Base Salary.  For services performed by Executive under this Agreement, Corporation or Bank shall pay Executive an Annual Base Salary during the Employment Period at the rate of $235,000 per year, minus applicable withholdings and deductions,  payable at the same times as salaries are payable to other executive employees of Corporation or Bank.  Corporation or Bank may, from time to time, increase Executive’s Annual Base Salary, and any and all such increases shall be deemed to constitute amendments to this Section 5(a) to reflect the increased amounts, effective as of the date established for such increases by the Board of Directors of Corporation or Bank or any committee of such Board in the resolutions authorizing such increases.

(b)                                 Bonus.  For services performed by Executive under this Agreement, Corporation or Bank may, from time to time, pay a bonus or bonuses to Executive as Corporation or Bank or an affiliate thereof, in their sole discretion, deems appropriate.  The payment of any such bonuses shall not reduce or otherwise affect any other obligation of Corporation or Bank to Executive provided for in this Agreement.

(c)                                  Paid Time-off.  During the term of this Agreement, Executive shall be entitled to paid time-off in accordance with the manner and amount provided under the paid time-off plan currently in effect. Executive shall be able to accumulate unused paid time-off from one (1) year to the next not to exceed forty-five (45) days in total. However, Executive shall not be entitled to receive any additional compensation from Corporation and Bank for failure to take a vacation, except to the extent authorized by the Boards of Directors of Corporation and Bank.

(d)                                 Automobile.  During the term of this Agreement, Corporation and Bank shall reimburse Executive for transportation expenses in an amount allowable under IRS Guidelines or allow for Executive to lease or purchase a vehicle for the terms of the Agreement as mutually agreed by Executive, Corporation and Bank.

(e)                                  Employee Benefit Plans.  During the term of this Agreement, Executive shall be entitled to participate in or receive the benefits of any employee benefit plan currently in effect at Corporation and Bank, subject to the terms of said plan, until such time that the Boards of Directors of Corporation and Bank authorize a change in such benefits.  Corporation and Bank shall not make any changes in such plans or benefits which would adversely affect Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of Corporation and Bank and does not result in a proportionately greater adverse change in the rights of or benefits to Executive as compared with any other executive officer of Corporation and Bank.  Nothing paid to Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to Executive pursuant to Section 5(a) hereof.

(f)                                    Business Expenses.  During the term of this Agreement, Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him, which are properly accounted for, in accordance with the policies and procedures established by the Boards of Directors of Corporation and Bank for their executive officers.

6.                                       Termination of Employment Following Change in Control.

(a)                                  If a Change in Control (as defined in Section 6(b) of this Agreement) shall occur and (1) Executive is involuntarily terminated without Cause or (2) at the option of Executive, exercisable by Executive within one hundred eighty (180) days of the Change in Control, the Executive terminates employment and gives notice of the intention to collect benefits under this Agreement by delivering written notice (the “Notice of Termination”) to Corporation and Bank, then the provisions of Section 7 of this Agreement shall apply.

(b)                                 As used in this Agreement, “Change in Control” shall mean the occurrence of any of the following, provided the event constitutes a change in control within the meaning of Code Section 409A and the rules, regulations, and guidance promulgated thereunder:

(i)                                     (A) a merger, consolidation or division involving Corporation or Bank, (B) a sale, exchange, transfer or other disposition of substantially all of the assets of Corporation or Bank, or (C) a purchase by Corporation or Bank of substantially all of the assets of another entity, unless such merger, consolidation, division, sale, exchange, transfer, purchase or disposition results in a majority of the members of the Board of Directors of the legal entity resulting from or existing after any such transaction and of the Board of Directors of such entity’s parent corporation, if any, are former members of the Board of Directors of Corporation or Bank; or,

(ii)           any “person” (as such term is defined in Code Section 409A and any Revenue Guidance or Treasury Regulations issued thereunder), other than Corporation or Bank or any “person” who on the date hereof is a director or officer of Corporation or Bank, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Corporation or Bank representing thirty (30%) percent or more of the total voting power of Corporation’s or Bank’s then outstanding securities; or,

(iii)          during any period of one (1) year during the term of Executive’s employment under this Agreement, individuals who at the beginning of such period constitute the Board of Directors of Corporation or Bank cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds (2/3) of the directors then in office who were directors at the beginning of the period.

7.             Rights in Event of Change in Control.

(a)                                  In the event that Executive delivers a Notice of Termination (as defined in Section 6(a) of this Agreement) to Corporation and Bank or Executive is involuntarily terminated without Cause after a Change in Control (as defined in Section 6(b) of this Agreement), Executive shall be entitled to receive the compensation and benefits set forth below:

Corporation and Bank shall pay Executive a lump sum amount equal to and no greater than 2.99 times the Executive’s Agreed Compensation as defined in subsection (g) of Section 4, minus applicable taxes and withholdings. In addition, for a period of  two (2) years from the date of termination of employment, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive during the two (2) years prior to his termination of employment, or, if Corporation and Bank cannot provide such benefits because Executive is no longer an employee, Corporation and Bank shall reimburse Executive in an amount equal to the monthly premium paid by him to obtain substantially similar employee benefits which he enjoyed prior to termination, subject to Code Section 409A if applicable.  However, in the event the payment described herein, when added to all other amounts or benefits provided to or on behalf of the Executive in connection with his termination of employment, would result in the imposition of an excise tax under Section 4999 of the Code, Corporation or Bank will pay to Executive an additional cash payment (“Gross-up Payment”) in an amount such that the after-tax proceeds of such Gross-up Payment (including any income tax or excise tax on such Gross-up Payment) will be equal to the amount of the excise tax.

Notwithstanding any other provision, in the event that Executive is determined to be a specified employee as that term is defined in Section 409A of the Code, no payment that is determined to be deferred compensation subject to Section 409A of the Code shall be made until one (1) day following six (6) months from the date of separation of service as that term is defined in Section 409A of the Code.

(b)                                 Executive shall not be required to mitigate the amount of any payment provided for in this Section 7 by seeking other employment or otherwise.  Unless otherwise agreed to in writing, the amount of payment or the benefit provided for in this Section 7 shall not be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive’s receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

8.             Rights in Event of Termination of Employment Absent Change in Control.

(a)                                  In the event that Executive’s employment is involuntarily terminated by Corporation and/or Bank without Cause and no Change in Control shall have occurred at the date of such termination, Corporation and Bank shall pay Executive an amount equal to and no greater than 2.99 times the Executive’s Agreed Compensation as defined in subsection (g) of Section 4, and shall be payable in thirty-six (36) equal monthly installments and shall be subject to federal, state and local tax withholdings. In addition, for a period of two (2) years from the date of termination of employment, or until Executive secures substantially similar benefits through other employment, whichever shall first occur, Executive shall receive a continuation of all life, disability, medical insurance and other normal health and welfare benefits in effect with respect to Executive during the two (2) years prior to his termination of employment, or, if Corporation and Bank cannot provide such benefits because Executive is no longer an employee, Corporation and Bank shall reimburse Executive in an amount equal to the monthly premium paid by him to obtain substantially similar employee benefits which he enjoyed prior to termination, subject to Code Section 409A if applicable. However, in the event the payment described herein, when added to all other amounts or benefits provided to or on behalf of the Executive in connection with his termination of employment, would result in the imposition of an excise tax under Section 4999 of the Code, Corporation or Bank will pay to Executive an additional cash payment (“Gross-up Payment”) in an amount such that the after-tax proceeds of such Gross-up Payment (including any income tax or excise tax on such Gross-up Payment) will be equal to the amount of the excise tax.

Notwithstanding any other provision, in the event that Executive is determined to be a specified employee as that term is defined in Section 409A of the Code, no payment that is determined to be deferred compensation subject to Section 409A of the Code shall be made until one (1) day following six (6) months from the date of separation of service as that term is defined in Section 409A of the Code.

(b)                                 Executive shall not be required to mitigate the amount of any payment provided for in this Section 8 by seeking other employment or otherwise.  Unless otherwise agreed to in writing, the amount of payment or the benefit provided for in this Section 8 shall not be reduced by any compensation earned by Executive as the result of employment by another employer or by reason of Executive’s receipt of or right to receive any retirement or other benefits after the date of termination of employment or otherwise.

9.             Covenant Not to Compete.

(a)                                  Executive hereby acknowledges and recognizes the highly competitive nature of the business of Corporation and Bank and accordingly agrees that, during and for the applicable period set forth in Section 9(c) hereof, Executive shall not, except as otherwise permitted in writing by the Corporation and the Bank:

(i)            be engaged, directly or indirectly, either for his own account or as agent, consultant, employee, partner, officer, director, proprietor, investor (except as an investor owning less than 5% of the stock of a publicly owned company) or otherwise of any person, firm, corporation or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which Corporation or Bank or any of their subsidiaries are engaged during the Employment Period, and remain so engaged at the end of the Employment Period, within a  fifty (50) mile radius of Bank’s principal place of business at 16 Lincoln Square, Gettysburg, Pennsylvania (the “Non-Competition Area”);

(ii)           provide financial or other assistance to any person, firm, corporation, or enterprise engaged in (1) the banking (including bank holding company) or financial services industry, or (2) any other activity in which Corporation or Bank or any of their subsidiaries are engaged during the Employment Period, in the Non-Competition Area;

(iii)          directly or indirectly solicit persons or entities who were customers or referral sources of Corporation, Bank or their subsidiaries within six (6) months of Executive’s termination of employment, to become a customer or referral source of a person or entity other than Corporation, Bank or their subsidiaries;  or,

(iv)          directly or indirectly solicit employees of Corporation, Bank or their subsidiaries who were employed within two (2) years of Executive’s termination of employment to work for anyone other than Corporation, Bank or their subsidiaries.

(b)                                 It is expressly understood and agreed that, although Executive and Corporation and Bank consider the restrictions contained in Section 9(a) hereof reasonable for the purpose of preserving for Corporation and Bank and their subsidiaries their goodwill and other proprietary rights, if a final judicial determination is made by a court having jurisdiction that the time or territory or any other restriction contained in Section 9(a) hereof is an unreasonable or otherwise unenforceable restriction against Executive, the provisions of Section 9(a) hereof shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such other extent as such court may judicially determine or indicate to be reasonable.

(c)                                  The provisions of this Section 9 shall be applicable, commencing on the date of this Agreement and ending on one of the following dates as applicable:

(i)            if Executive voluntarily terminates his employment in accordance with the provisions of Section 4(e) of this Agreement (relating to termination without Good Reason), the first anniversary date of the effective date of termination of employment;

(ii)           if Executive’s employment terminates in accordance with the provisions of Section 4(b) of this Agreement (relating to termination for Cause), the first anniversary date of the effective date of termination of employment;

(iii)          if the Executive voluntarily terminates his employment in accordance with the provisions of Section 4(c) of this Agreement (relating to termination by Executive for Good Reason), the second anniversary date of the effective date of termination of employment;

(iv)          if the Executive’s employment is involuntarily terminated in accordance with the provisions of Section 6 of this Agreement (relating to involuntary termination without Cause following a Change in Control), the second anniversary date of the effective date of termination of employment;  or,

(v)           if the Executive’s employment is involuntarily terminated in accordance with the provisions of Section 8 of this Agreement (relating to involuntary termination without Cause absent a Change in Control), the second anniversary date of the effective date of termination of employment.

10.                                 Unauthorized Disclosure.  During the term of his employment hereunder, or at any later time, the Executive shall not, without the written consent of the Boards of Directors of Corporation and Bank or a person authorized thereby, knowingly disclose to any person, other than an employee of Corporation or Bank or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an executive of Corporation and Bank, any material confidential information obtained by him while in the employ of Corporation and Bank with respect to any of Corporation’s and Bank’s services, products, improvements, formulas, designs or styles, processes, customers, methods of business or any business practices the disclosure of which could be or will be damaging to Corporation or Bank; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of unauthorized disclosure by the Executive or any person with the assistance, consent or direction of the Executive) or any information of a type not otherwise considered confidential by persons engaged in the same business or a business similar to that conducted by Corporation and Bank or any information that must be disclosed as required by law.

11.                                 Work Made for Hire. Any work performed by the Executive under this Agreement should be considered a “Work Made for Hire” as the phrase is defined by the U.S. patent laws and shall be owned by and for the express benefit of Corporation, Bank and their subsidiaries and affiliates.  In the event it should be established that such work does not qualify as a Work Made for Hire, the Executive agrees to and does hereby assign to Corporation, Bank, and their affiliates and subsidiaries, all of his rights, title, and/or interest in such work product, including, but not limited to, all copyrights, patents, trademarks, and propriety rights.

12.                                 Return of Company Property and Documents.  The Executive agrees that, at the time of termination of his employment, regardless of the reason for termination, he will deliver to Corporation, Bank and their subsidiaries and affiliates, any and all company property, including, but not limited to, keys, security codes or passes, mobile telephones, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, software programs, equipment, other documents or property, or reproductions of any of the aforementioned items developed or obtained by the Executive during the course of his employment.

13.                                 Liability Insurance.  Corporation and Bank shall obtain liability insurance coverage for the Executive under an insurance policy with similar terms as that which is currently covering officers and directors of Corporation and Bank against lawsuits, arbitrations or other legal or regulatory proceedings.

14.                                 Notices.  Except as otherwise provided in this Agreement, any notice required or permitted to be given under this Agreement shall be deemed properly given if in writing and if mailed by registered or certified mail, postage prepaid with return receipt requested, to Executive’s residence, in the case of notices to Executive, and to the principal executive offices of Corporation and Bank, in the case of notices to Corporation and Bank.

15.                                 Waiver.  No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Executive and an executive officer specifically designated by the Boards of Directors of Corporation and Bank.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

16.                                 Assignment.  This Agreement shall not be assignable by any party, except by Corporation and Bank to any successor in interest to their respective businesses.

17.                                 Entire Agreement.  This Agreement supersedes any and all agreements, either oral or in writing, between the parties with respect to the employment of the Executive by the Bank and/or Corporation and this Agreement contains all the covenants and agreements between the parties with respect to employment.  This Agreement specifically releases all parties of any rights and obligations under the Executive Employment Agreements of January 1, 2000, and July 3, 2006, and all amendments thereto, between Adams County National Bank, ACNB Corporation and Thomas A. Ritter and said agreements and amendments are hereafter null and void.

18.                                 Successors; Binding Agreement.

(a)                                  Corporation and Bank will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the businesses and/or assets of Corporation and Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Corporation and Bank would be required to perform it if no such succession had taken place.  Failure by Corporation and Bank to obtain such assumption and agreement prior to the effectiveness of any such succession shall constitute a breach of this Agreement and the provisions of Section 7 of this Agreement shall apply.  As used in this Agreement, “Corporation” and “Bank” shall mean Corporation and Bank, as defined previously and any successor to their respective businesses and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(b)                                 This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees.  If Executive should die after a Notice of Termination is delivered by Executive, after a Change in Control, or following termination of Executive’s employment without Cause, and any amounts would be payable to Executive under this Agreement if Executive had continued to live, all such amounts shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee, or, if there is no such designee, to Executive’s estate.

19.                                 Arbitration.   Corporation, Bank and Executive recognize that in the event a dispute should arise between them concerning the interpretation or implementation of this Agreement, lengthy and expensive litigation will not afford a practical resolution of the issues within a reasonable period of time.  Consequently, each party agrees that all disputes, disagreements and questions of interpretation concerning this Agreement (except for any enforcement sought with respect to Sections 9, 10, 11 or 12 which may be litigated in court, including an action for injunction or other relief) are to be submitted for resolution, in Gettysburg, Pennsylvania, to the American Arbitration Association (the “Association”) in accordance with the Association’s National Rules for the Resolution of Employment Disputes or other applicable rules then in effect (“Rules”).  Corporation, Bank or Executive may initiate an arbitration proceeding at any time by giving notice to the other in accordance with the Rules.  Corporation, Bank and Executive may, as a matter of right, mutually agree on the appointment of a particular arbitrator from the Association’s pool.  The arbitrator shall not be bound by the rules of evidence and procedure of the courts of the Commonwealth of Pennsylvania but shall be bound by the substantive law applicable to this Agreement.  The decision of the arbitrator, absent fraud, duress, incompetence or gross and obvious error of fact, shall be final and binding upon the parties and shall be enforceable in courts of proper jurisdiction.  Following written notice of a request for arbitration, Corporation, Bank and Executive shall be entitled to an injunction restraining all further proceedings in any pending or subsequently filed litigation concerning this Agreement, except as otherwise provided herein or any enforcement sought with respect to Sections 9, 10, 11 or 12 of this Agreement, including an action for injunction or other relief.

20.                                 Validity.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

21.                                 Applicable Law.  This Agreement shall be governed by and construed in accordance with the domestic, internal laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws principles.

22.                                 Headings.  The section headings of this Agreement are for convenience only and shall not control or affect the meaning or construction or limit the scope or intent of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ATTEST:		ACNB CORPORATION

/s/ Lynda L. Glass	By	/s/ Ronald L. Hankey
Ronald L. Hankey
Chairman of the Board

ADAMS COUNTY NATIONAL BANK

/s/ Lynda L. Glass	By	/s/ Ronald L. Hankey
Ronald L. Hankey
Chairman of the Board

WITNESS:		EXECUTIVE

/s/ D. W. Cathell		/s/ Thomas A. Ritter
Thomas A. Ritter